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                                                                    EXHIBIT 99.1

                       AMENDMENT TO 1999 STOCK OPTION PLAN


                                VALUECLICK, INC.

                             1999 STOCK OPTION PLAN

                                 PLAN AMENDMENT

                  The ValueClick, Inc. 1999 Stock Option Plan (the "Plan") is hereby amended, effective May 10, 2001, as follows:

                  1. The first sentence of Section 1 is hereby amended to read as follows:

                  The Company shall reserve FIVE MILLION (5,000,000) shares (the "Shares") of its Common Stock, with a par value $0.001 (the "Common Stock") to be issued upon exercise of the Options which may be granted from time to time under this Plan (the "Options").

                  2. Except as modified by this Plan Amendment, all the existing terms and provisions of the Plan shall continue in full force and effect.

                  IN WITNESS WHEREOF, ValueClick, Inc. has caused this Plan Amendment to be executed on its behalf by its duly authorized officer on this 10th day of May, 2001.



                                                VALUECLICK, INC.,
                                                a Delaware corporation





                                                By: /s/ Kurt A. Johnson
                                                    Kurt A. Johnson
                                                    CHIEF FINANCIAL OFFICER